NYSE Euronext Authorizes $1 Billion Stock Repurchase Program;

Establishes Dividend Policy and Raises Dividend by 20%

March 18, 2008 (New York and Paris) - NYSE Euronext (NYX) announced today that its board of directors has authorized the repurchase of up to $1 billion of NYSE Euronext's common stock. The Board of NYSE Euronext also approved a 20% increase in its annual dividend to $1.20 from $1.00 per common share as part of a new dividend policy to grow the dividend to its shareholders, with a target payout ratio of 35% to 45 % of net income, while maintaining high investment grade credit ratings.

NYSE Euronext plans to repurchase stock from time to time at the discretion of management in open market or privately negotiated transactions or otherwise, subject to applicable United States and European laws, regulations and approvals, strategic considerations, market conditions and other factors.

Under SEC rules, NYSE Euronext will not be able to repurchase shares during certain restricted time periods, including during the pendency of NYSE Euronext's business combination transaction with the Amex Membership Corporation and certain other periods.

The share repurchase plan does not obligate NYSE Euronext to repurchase any dollar amount or number of shares of its common stock. Any such repurchases will be made in compliance with the applicable provisions of Rules 10b-5 and 10b-18 and Regulation M of the Securities Exchange Act of 1934, as amended, and any other applicable laws and regulations, including any applicable European Union Regulations and Regulations of the Autorite des Marches Financiers ("AMF").

The new annual dividend rate will be payable on a quarterly basis and will become effective with the second quarter 2008 dividend payment. The second quarter dividend of $0.30 will be paid on June 30, 2008 to shareholders of record as of the close of business on June 13, 2008.

The ex-date, or date on which the reference share price of NYSE Euronext will be adjusted for the amount of the dividend, for NYSE Euronext common stock listed on the New York Stock Exchange and Euronext Paris will be June 11, 2008.

Dividend Currency Election

As a convenience to its European shareholders, NYSE Euronext has offered registered shareholders domiciled in Europe and shareholders who hold their shares through Euroclear France the ability to elect payment of the dividend in Euros. For details about this election, please go to: http://www.nyseeuronext.com/dividend.

The dividend will be converted from U.S. dollars to Euros at an exchange rate prevailing on a date near the anticipated dividend payment date. To the extent that such shareholders do not make an election, the dividend will be paid by NYSE Euronext in U.S. dollars.

For more information, contact:

  NYSE Euronext (New York), Media Relations, Ray Pellecchia, 212-656-2001, rpellecchia@nyx.com
  NYSE Euronext (Paris), Media Relations, Frederique Vigezzi, +33 1 49 27 10 66, f.vigezzi@euronext.com
  NYSE Euronext, Investor Relations, Gary Stein, 212-656-2183, gstein@nyx.com
  NYSE Euronext, Investor Relations Europe, Gregory Duong, +33 1 49 27 15 12, g.duong@euronext.com

About NYSE Euronext
NYSE Euronext (NYX) operates the world's leading and most liquid exchange group, and seeks to provide the highest levels of quality, customer choice and innovation.  Its family of exchanges, located in six countries, include the New York Stock Exchange, the world's largest cash equities market; Euronext, the Eurozone's largest cash equities market; Liffe, Europe's leading derivatives exchange by value of trading; and NYSE Arca Options, one of the fastest growing U.S. options trading platforms.  NYSE Euronext offers a diverse array of financial products and services for issuers, investors and financial institutions in cash equities, options and derivatives, ETFs, bonds, market data, and commercial technology solutions.  NYSE Euronext's nearly 4,000 listed companies represent a combined $30.5 trillion/20.9 trillion euros in total global market capitalization (as of Dec. 31, 2007), more than four times that of any other exchange group.  NYSE Euronext's equity exchanges transact an average daily trading value of approximately $141 billion/103 billion euros (as of Dec. 31, 2007), which represents more than one-third of the world's cash equities trading.  NYSE Euronext is part of the S&P 500 index and the only exchange operator in the S&P 100 index.  For more information, please visit www.nyx.com.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYSE Euronext's plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYSE Euronext's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYSE Euronext's results to differ materially from current expectations include, but are not limited to: NYSE Euronext's ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Euronext's reference document for 2006 ("document de reference") filed with the French Autorite des Marches Financiers (Registered on June 6, 2007 under No. R.07-0089), 2006 Annual Report on Form 10-K, as amended, and other periodic reports filed with the U.S. Securities and Exchange Commission or the French Autorite des Marches Financiers. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Euronext that the projections will prove to be correct. This press release speaks only as of this date. NYSE Euronext disclaims any duty to update the information herein.